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EXHIBIT 11
                              CITFED BANCORP, INC.
                       Computation of Per Share Earnings
                 (Dollars in thousands, except per share data)



                                             For the Three   For the Three     For the Six     For the Six
                                              Months Ended    Months Ended    Months Ended    Months Ended
                                            Sept. 30, 1997  Sept. 30, 1996  Sept. 30, 1997  Sept. 30, 1996
                                            --------------  --------------  --------------  --------------
Computation of Primary Earnings Per Share:
Weighted average number of common
 shares outstanding                              8,637,463      8,556,924        8,637,906       8,544,855
Add common stock equivalents for shares
 issuable under the Stock Option Plan (1)          309,009        301,952          307,126         309,990
                                                ----------      ---------        ---------      ----------
Weighted average number of shares
  outstanding adjusted for common
  stock equivalents                              8,946,472      8,858,876        8,945,032       8,854,845
                                                 =========      =========        =========      ==========

Net income (loss)                                $   7,003      $  (1,886)       $  13,670      $    3,150
                                                 =========      =========        =========      ==========

Earnings (loss) per common and common
  equivalent share                               $    0.78      $   (0.21)       $    1.53      $     0.36
                                                 =========      =========        =========      ==========



(1) Additional shares issuable were derived under the "treasury stock method" using average market price during the period or the end of period close price, whichever is higher.




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